Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is entered into effective as of December 31, 2007 (the “Effective Date”) by and between Cisco Systems, Inc. (the “Company”) and Charles H. Giancarlo (“Executive”) (together “the Parties”).

Executive has been employed as Executive Vice President, Chief Development Officer of Company and has decided to resign and the Company and Executive have mutually agreed: (i) to terminate their employment relationship as of the close of business on the Effective Date; and (ii) that Executive shall on and after the Effective Date serve as a consultant of the Company.

In consideration of the mutual promises contained herein, the Parties agree as follows:

1. Transition Period and Consulting Status. As of the Effective Date, it is mutually agreed that (i) Executive is no longer an employee of the Company and he hereby resigns any and all of his offices with the Company and any subsidiaries and no longer holds any positions or offices with the Company or any of its subsidiaries; and (ii) Executive is not entitled to any further compensation or benefits from the Company except as expressly provided in Section 2.

2. Transition Period – Consulting Services - Consideration. From the Effective Date until June 30, 2008 (the “Transition Period”), Executive shall make himself available to the Chief Executive Officer, and/or his designees, as a non-employee consultant on a reasonable basis to help transition Executive’s responsibilities. Executive shall be compensated for his consultation services at a monthly rate of $8,333 and shall solely be responsible for the reporting and taxation of such income. This Agreement will terminate before June 30, 2008 if Executive resigns as a consultant or if the Company terminates the consulting relationship for any reason. In addition, during the Transition Period, Executive shall continue to vest in his awards of equity for so long as he serves the Company as a consultant and such equity awards shall continue to be governed by their terms.

3. Covenants.

(a) Conflicting Obligations. Effective January 1, 2008, Executive has notified the Company that he will become a managing director at Silver Lake Partners (“Silver Lake”). Executive represents that Silver Lake has no objections with Executive entering into this Agreement. During the Period this Agreement is in effect Executive shall recuse himself and not take or participate in any actions including investments that are competitive to the Company.

(b) Confidential Information. Executive agrees to continue to be bound by and comply with Executive’s obligations to not use or disclose Company proprietary and/or confidential information (and in accordance with the terms of any applicable agreement between Executive and the Company) and such obligations shall survive the termination of this Agreement.

4. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(b) Integration. This Agreement represents the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all prior agreements whether written or oral.

(c) Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company.

(d) Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Company’s corporate headquarters, and all notices shall be directed to the attention of its General Counsel and Secretary.

(e) Execution in Multiple Counterparts. This Agreement may be executed in counterparts, and by facsimile signature, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

CHARLES H. GIANCARLO		CISCO SYSTEMS, INC.

By:	/s/ Charles H. Giancarlo	By:	/s/ Brian Schipper
Dated: December 31, 2007			Brian Schipper Senior Vice President, Human Resources
Dated: December 31, 2007